UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 20, 2016

Bellerophon Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36845	47-3116175
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

184 Liberty Corner Road, Suite 302 Warren, New Jersey	07059
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 574-4770

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) and (c)
On September 20, 2016, Bellerophon Therapeutics, Inc. (the “Company”) issued a press release announcing the planned transition of Fabian Tenenbaum, current Chief Financial Officer and Chief Business Officer, to Chief Executive Officer of the company, succeeding Jonathan Peacock, who will retain his position as Chairman of the Board. The Company expects the transition to be completed by year-end.
Mr. Tenenbaum has served as Chief Financial Officer and Chief Business Officer of the Company since February 29, 2016. Prior to joining the Company, Mr. Tenenbaum served as Chief Financial Officer and Chief Business Officer of Anterios, Inc., a clinical-stage biopharmaceutical company focused on the development of dermatology products, from 2014 to 2016. Prior to that, Mr. Tenenbaum served as Chief Executive Officer with Syneron Beauty from 2011 to 2014, and Chief Financial Officer and Executive Vice President of Syneron Medical from 2007 to 2011. Prior to Syneron Medical, Mr. Tenenbaum was Vice President Americas for Radiancy, Inc., from 2002 to 2006, and Director, Commercial Operations and Corporate Development at Sunlight Medical, Inc. from 1999 to 2002. Mr. Tenenbaum holds a Bachelor in Medicine (B.Md.) from Ben Gurion University, Israel and an MBA from Columbia Business School.

Mr. Tenenbaum has no family relationships with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Tenenbaum and any other person pursuant to which he was elected as an officer or director of the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELLEROPHON THERAPEUTICS, INC.

Date: September 20, 2016	By:	/s/ Fabian Tenenbaum
Name: Fabian Tenenbaum Title: Chief Financial Officer and Chief Business Officer

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